                                                                EXHIBIT 4.1

                           IBIZ TECHNOLOGY CORPORATION

                            2003 STOCK INCENTIVE PLAN

                                   ARTICLE I.

                        PURPOSE AND ADOPTION OF THE PLAN

         1.1. Purpose. The purpose of the IBIZ Technology Corporation 2003 Stock Incentive Plan (hereinafter referred to as the "Plan") is to assist in attracting, retaining and compensating highly competent key employees, non-employee directors and consultants and to act as an incentive in motivating selected key employees, non-employee directors and consultants of IBIZ Technology Corporation to achieve long-term corporate objectives, as well as to reduce debts of the Company through the issuance of Common Stock rather than the payment of cash.

         1.2. Adoption and Term. The Plan has been approved by the Board of Directors (hereinafter referred to as the "Board") of IBIZ Technology Corporation (hereinafter referred to as the "Company"), effective as of October 29, 2003. The Plan shall remain in effect until terminated by action of the Board.

                                   ARTICLE II.

                                     SHARES

         2.1. Number of Shares Issuable. The total number of shares initially authorized to be issued under the Plan shall be 22,000,000 shares of common stock of the Company, par values $0.001 per share ("Common Stock").

                                  ARTICLE III.

                                  PARTICIPATION

         3.1. Eligible Participants. Participants in the Plan shall be such key employees, consultants, and non-employee directors of the Company as the Board, in its sole discretion, may designate from time to time. The Board's issuance of Common Stock to a participant in any year shall not require the Board to designate such person to receive Common Stock in any other year. The Board shall consider such factors as it deems pertinent in selecting participants and in determining the amount of Common Stock to be issued.


IN WITNESS WHEREOF, this Plan has been executed as of the 29th day of October 2003.

                                   IBIZ TECHNOLOGY CORP.





                                    By: /s/  Kenneth W. Schilling
                                    -----------------------------
                                    Kenneth W. Schilling, President